Tidal Trust II 485BPOS

Exhibit (a)(iv)(4)

QH-396572

Certificate Of Incorporation

I, SHANIA TIBBETTS-LIGHTBODY Acting Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by

Return Stacked Cayman Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 5th day of January Two Thousand Twenty-Three

Given under my hand and Seal at George Town in the Island of Grand Cayman this 5th day of January Two Thousand Twenty-Three

Acting Assistant Registrar of Companies, Cayman Islands.

Authorisation Code : 306590013125
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06 January 2023